UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2009

SIELOX, INC.

 (Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-29423	04-3351937
(Commission File Number)	(I.R.S. Employer Identification No.)

170 East Ninth Avenue
Runnemede, New Jersey 08078
(Address of Principal Executive Offices)

(856) 861-4579

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As has been previously disclosed by Sielox, Inc. (the “Company”), the Company entered into a Services Agreement with Barington Capital Group, L.P. (“Barington”) dated as of December 17, 2004 (the “Agreement”), pursuant to which Barington agreed to perform certain administrative services on behalf of the Company in consideration of a monthly fee, as well as certain financial advisory and legal services from time to time at the request of the Company.  The Agreement has been amended several times, including as of May 18, 2007, to provide for the termination of the administrative services provided by Barington on behalf of the Company immediately following the closing of the merger of the Company with L Q Corporation, Inc. (the “Merger”).

The Agreement, as currently in effect, permits the Company to continue to have access to certain financial advisory and legal services from Barington on an “as requested” basis.  Pursuant to the terms of the Agreement, Barington may provide certain M&A and financial consulting services to the Company, as may be requested by the Company from time to time at a price to be agreed upon, as well as certain legal services as may be requested by the Company from time to time at an hourly rate of $183.75.  There is no requirement under the Agreement for the Company to utilize such services of Barington.

As a supplement to the Company’s previous disclosures regarding the Agreement, the Company reports that from the closing of the Merger on July 31, 2007 through March 31, 2009, the Company paid $4,046.88 for legal services provided pursuant to the Agreement.  During this same period, Barington did not provide any financial advisory services to the Company pursuant to the Agreement.

By disclosing this supplemental information regarding the Agreement, the Company makes no representation that it has determined that such information is material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2009

SIELOX, INC.

By:

/s/ MELVYN BRUNT

Name:  Melvyn Brunt

Title:  Chief Financial Officer